Exhibit 99.1
CINEMARK HOLDINGS, INC. REPORTS RECORD REVENUE, ATTENDANCE
AND ADJUSTED EBITDA FOR Q3 2011 AND DECLARES QUARTERLY CASH DIVIDEND
Plano, TX, November 4, 2011 — Cinemark Holdings, Inc. (NYSE: CNK), one of the largest motion picture exhibitors in the world, today reported results for the three and nine months ended September 30, 2011. Cinemark Holdings, Inc.’s revenues for the three months ended September 30, 2011 increased 14.2% to $640.0 million from $560.2 million for the three months ended September 30, 2010. For the three months ended September 30, 2011, admissions revenues increased 13.5% to $417.1 million and concession revenues increased 14.5% to $194.8 million. The increases were primarily related to a 5.6% increase in attendance, a 7.3% increase in average ticket price and an 8.5% increase in concession revenues per patron.
Adjusted EBITDA for the three months ended September 30, 2011 increased 23.3% to $154.3 million from $125.1 million for the three months ended September 30, 2010. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income attributable to Cinemark Holdings, Inc. for the three months ended September 30, 2011 increased 40.8% to $46.9 million compared to $33.3 million for the three months ended September 30, 2010.
“Cinemark achieved all-time record quarterly performance for the 2011 third quarter, reporting our best-ever quarterly worldwide revenue, attendance and Adjusted EBITDA,” stated Cinemark Holdings, Inc.’s Chief Executive Officer Alan Stock. “The 2011 third quarter was the highest-grossing North American box office period in history, which marks the second quarter in a row that the industry has set a record for box office performance. We are proud to have again extended Cinemark’s box office outperformance streak, as Cinemark’s domestic quarterly box office has now exceeded North American industry box office for twelve consecutive quarters and our international segment admissions revenue again outpaced our industry-leading domestic operations for the thirteenth consecutive quarter on a constant dollar basis.”
Cinemark Holdings, Inc.’s revenues for the nine months ended September 30, 2011 increased 7.9% to $1,743.7 million from $1,616.2 million for the nine months ended September 30, 2010. During the nine months ended September 30, 2011, admissions revenues increased 6.7% to $1,134.7 million and concession revenues increased 8.7% to $530.8 million. The increases were primarily related to a 2.7% increase in attendance, a 3.8% increase in average ticket price and a 5.7% increase in concession revenues per patron.
Adjusted EBITDA for the nine months ended September 30, 2011 increased 9.4% to $406.8 million from $372.0 million for the nine months ended September 30, 2010. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income attributable to Cinemark Holdings, Inc. for the nine months ended September 30, 2011 was $112.3 million compared to $108.1 million for the nine months ended September 30, 2010. Net income for the nine months ended September 30, 2011 included a loss on early retirement of debt of approximately $4.9 million, before income taxes.
On September 30, 2011, the Company’s aggregate screen count was 5,096. As of September 30, 2011, the Company had signed commitments to open seven new theatres with 60 screens by the end of 2011 and open 20 new theatres and 220 screens subsequent to 2011.
The Company’s board of directors declared a cash dividend for its 2011 third quarter of $0.21 per share of common stock. The dividend will be paid on December 7, 2011 to stockholders of record on November 18, 2011.
Conference Call/Webcast — Today at 8:30AM ET
Telephone: via 800/374-1346 or 706/679-3149 (for international callers).
Live Webcast/Replay: available live at www.cinemark.com in the Investor Relations section and archived for a limited time immediately following the call.
Call Replay: until November 8, 2011 via 855/259-2056 or 404/537-3406, passcode: 23035522

About Cinemark Holdings, Inc.
Cinemark is a leading domestic and international motion picture exhibitor, operating 448 theatres with 5,096 screens in 39 U.S. states, Brazil, Mexico and 11 other Latin American countries as of September 30, 2011. For more information go to www.cinemark.com.
Contacts:
Robert Copple — 972/665-1500
Robert Rinderman — Jaffoni & Collins — 212/835-8500 or CNK@jcir.com
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed March 1, 2011 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.
Financial and Operating Summary
(unaudited, in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Statement of income data:
Revenues
Admissions	$417,088	$367,662	$1,134,697	$1,063,737
Concession	194,794	170,130	530,828	488,464
Other	28,131	22,443	78,217	64,034

Total revenues	640,013	560,235	1,743,742	1,616,235

Cost of operations
Film rentals and advertising	225,431	200,495	613,204	582,864
Concession supplies	32,166	26,565	85,076	73,465
Facility lease expense	72,318	66,587	208,111	191,292
Other theatre operating expenses	132,793	121,133	366,304	342,794
General and administrative expenses	32,652	28,113	92,825	78,589
Depreciation and amortization	40,542	34,984	119,579	103,990
Impairment of long-lived assets	992	1,022	3,601	6,057
Loss on sale of assets and other	1,809	7,548	7,975	11,906

Total cost of operations	538,703	486,447	1,496,675	1,390,957

Operating income	101,310	73,788	247,067	225,278

Interest expense (1)	(32,249)	(28,938)	(91,316)	(83,553)
Distributions from NCM	5,108	4,263	16,530	15,541
Loss on early retirement of debt	—	—	(4,945)	—
Other income	2,816	647	8,289	5

Income before income taxes	76,985	49,760	175,625	157,271
Income taxes	29,337	15,877	61,646	45,918

Net income	$47,648	$33,883	$113,979	$111,353
Less: Net income attributable to noncontrolling interests	728	551	1,685	3,246

Net income attributable to Cinemark Holdings, Inc.	$46,920	$33,332	$112,294	$108,107

Earnings per share attributable to Cinemark Holdings, Inc.’s common stockholders:
Basic	$0.41	$0.29	$0.98	$0.96

Diluted	$0.41	$0.29	$0.98	$0.96

Weighted average diluted shares outstanding	113,298	112,516	113,170	111,764

Other financial data:
Adjusted EBITDA (2)	$154,273	$125,077	$406,770	$371,974

(1)	Includes amortization of debt issue costs and excludes capitalized interest.

(2)	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA to net income is provided in the financial schedules accompanying this press release.

	As of	As of
	September 30,	December 31,
	2011	2010
Balance sheet data:
Cash and cash equivalents	$511,395	$464,997
Theatre properties and equipment, net	$1,208,754	$1,215,446
Total assets	$3,458,188	$3,421,478
Long-term debt, including current portion	$1,574,437	$1,532,441
Equity	$1,029,601	$1,033,152

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Other operating data:
Attendance (patrons):
Domestic	44,424	42,198	121,728	123,429
International	25,009	23,558	67,636	61,018

Worldwide	69,433	65,756	189,364	184,447

Average ticket price (in dollars):
Domestic	$6.47	$6.22	$6.51	$6.41
International	$5.20	$4.47	$5.07	$4.47
Worldwide	$6.01	$5.60	$5.99	$5.77

Concession revenues per patron (in dollars):
Domestic	$3.13	$2.96	$3.15	$3.02
International	$2.23	$1.92	$2.18	$1.89
Worldwide	$2.81	$2.59	$2.80	$2.65

Average screen count (month end average):
Domestic	3,861	3,845	3,840	3,833
International	1,184	1,077	1,148	1,072

Worldwide	5,045	4,922	4,988	4,905

Segment Information
(unaudited, in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues	$441,334	$400,277	$1,216,679	$1,199,856
U.S.	$441,334	$400,277	$1,216,679	$1,199,856
International	201,637	161,492	534,828	420,404
Eliminations	(2,958)	(1,534)	(7,765)	(4,025)

Total revenues	$640,013	$560,235	$1,743,742	$1,616,235

Adjusted EBITDA (1)
U.S.	$110,285	$87,778	$289,091	$273,731
International	43,988	37,299	117,679	98,243

Total Adjusted EBITDA	$154,273	$125,077	$406,770	$371,974

Capital expenditures
U.S.	$17,871	$11,564	$57,316	$47,571
International	23,010	19,733	68,867	40,685

Total capital expenditures	$40,881	$31,297	$126,183	$88,256

Reconciliation of Adjusted EBITDA
(unaudited, in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Net income	$47,648	$33,883	$113,979	$111,353
Income taxes	29,337	15,877	61,646	45,918
Interest expense	32,249	28,938	91,316	83,553
Loss on early retirement of debt	—	—	4,945	—
Other income	(2,816)	(647)	(8,289)	(5)
Depreciation and amortization	40,542	34,984	119,579	103,990
Impairment of long-lived assets	992	1,022	3,601	6,057
Loss on sale of assets and other	1,809	7,548	7,975	11,906
Deferred lease expenses — theatres (2)	832	847	1,944	2,398
Deferred lease expenses — DCIP equipment (3)	428	232	966	378
Amortization of long-term prepaid rents (2)	692	468	1,976	1,247
Share based awards compensation expense (4)	2,560	1,925	7,132	5,179

Adjusted EBITDA (1)	$154,273	$125,077	$406,770	$371,974

(1)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, loss on early retirement of debt, other income, depreciation and amortization, impairment of long-lived assets, loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and share based awards compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.

(2)	Non-cash expense included in facility lease expense.

(3)	Non-cash expense included in other theatre operating expenses.

(4)	Non-cash expense included in general and administrative expenses.

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